EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

For Immediate Release

Statement on release of positive TKT Hunter Syndrome data

Basingstoke, UK and Philadelphia, US – June 20, 2005 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) makes the following statement on the announcement by Transkaryotic Therapies, Inc (NASDAQ:TKTX) of results from the company’s pivotal phase 3 clinical trial (AIM study) evaluating its investigational human enzyme replacement therapy (ERT), iduronate-2-sulfatase (I2S), for the treatment of patients with Hunter syndrome:

Shire Chief Executive, Matthew Emmens said:

“We are very pleased that the announcement of the AIM study results from TKT are positive and that they plan to file the product license applications in the US and Europe as targeted, in the fourth quarter of 2005. ERT product development is lower risk than other new chemical entities. This lower risk profile is one of the reasons why TKT is such an attractive fit for Shire.

“Patients with Hunter syndrome are now one step nearer to being able to obtain treatment for this debilitating and life threatening condition with the release of this new trial data from TKT.”

Shire announced on April 21, 2005 that it had signed a definitive agreement to acquire TKT. The transaction is subject to approval by the shareholders of both companies, as well as regulatory approvals and satisfaction of other customary closing conditions. The transaction is expected to close in the summer of 2005.

TKT will host a conference call/webcast, today, June 20, 2005, at 9:00 a.m ET/2pm BST to discuss the AIM study. To participate by telephone, dial (913) 981-4905. A live audio webcast can be accessed on the TKT website at http://www.tktx.com within the Investor Information section. A replay of the call will be available for two weeks by dialling (719) 457-0820; (888) 203-1112 and using the access code: 3246105. A replay of the webcast will be archived on the TKT website under Events in the Investor Information section.

The full text of the TKT press announcement is pasted overleaf/below:

Registered in England 2883758 Registered Office as above

TKT REPORTS POSITIVE TOP-LINE RESULTS OF HUNTER
SYNDROME PIVOTAL TRIAL
Primary Endpoint Achieves Statistical Significance

Cambridge, MA, June 20, 2005 – Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today announced positive top-line results from the company’s pivotal Phase III clinical trial evaluating its investigational human enzyme replacement therapy, iduronate-2-sulfatase (I2S), for the treatment of patients with Hunter syndrome. Hunter syndrome, also known as MPS II, is a rare, life-threatening genetic disorder with no available treatment. In the trial, patients who received 0.5 mg/kg of I2S on a weekly basis showed a statistically significant improvement in the primary efficacy endpoint (p=0.0049) compared to patients receiving placebo. Based on these results, TKT expects to file for regulatory approval of I2S in both the United States and Europe in the fourth quarter of 2005.

The primary efficacy endpoint of the trial, also referred to as the AIM study (“Assessment of I2S in MPS II”) was a composite endpoint of two clinical measures previously used to assess clinical benefit in MPS disorders – forced vital capacity and six-minute walk test. The mean improvement from baseline to week 53 in percent predicted forced vital capacity was 3.4% in patients receiving I2S compared to 0.8% in patients receiving placebo. The mean increase from baseline to week 53 in the distance walked by patients receiving I2S was 44 meters as compared to 7 meters in the placebo group.

Joseph Muenzer, M.D., Ph.D., of the University of North Carolina at Chapel Hill, an internationally recognized leader in the diagnosis and treatment of MPS disorders and the lead investigator of the AIM study said, “These findings are very encouraging for the medical and patient communities as we believe enzyme replacement therapy can bring new hope for patients and families addressing many of the symptoms associated with Hunter syndrome.”

Treatment with I2S was generally well-tolerated by patients in the trial. The most common adverse events observed were associated with the clinical manifestations of Hunter syndrome. Of the adverse events considered possibly related to I2S, infusion related reactions were the most common and were generally mild. No patient withdrew from the trial due to an adverse event considered related to I2S.

“We are extremely excited about the outcome of the study. In addition, we are very thankful to all the patients and their families who participated in this one year trial. Their commitment to this program was instrumental in generating the data which we believe will support regulatory approval of I2S,” said Kip Martha, M.D., Senior Vice President and Chief Medical Officer of TKT.

TKT expects full data will be presented at a medical meeting in the autumn of 2005.

Trial Design
The AIM study was a Phase III double-blind, placebo-controlled clinical trial conducted at nine sites around the world, including the United States, the United Kingdom, Germany and Brazil. The primary goal of the study was to evaluate the safety and efficacy of 0.5 mg/kg of I2S administered weekly compared to placebo. Additionally, the trial evaluated 0.5 mg/kg of I2S every other week compared to placebo. Ninety-six patients with Hunter syndrome were randomized to one of three groups with each patient receiving a total of 52 infusions of either I2S, I2S alternating weekly with placebo, or placebo. Of the 96 who enrolled, 94 completed the study and they all elected to participate in the open-label extension study of I2S at a dose of 0.5 mg/kg weekly.

About I2S and Hunter Syndrome
I2S is a human iduronate-2-sulfatase produced by genetic engineering technology intended for long-term treatment of Hunter syndrome. TKT’s I2S replaces an enzyme that is deficient in patients with Hunter syndrome, and therefore could potentially either stop or ameliorate the clinical manifestations of the disease. TKT’s I2S product has been designated an orphan drug in both the United States and the European Union. There is currently no effective therapy for Hunter syndrome.

Hunter syndrome is a hereditary disorder characterized by the body’s inability to produce the enzyme iduronate-2-sulfatase, which is essential in the continuous process of replacing and breaking down glycosaminoglycans (GAG). As a result, GAG remains stored in cells in the body causing progressive damage. The symptoms of Hunter syndrome are usually not visible at birth, but usually start to become noticeable after the first year of life. Often the first symptoms may include hernias, frequent ear infections, runny noses, and abnormal facial appearance.

As the disease progresses, a variety of symptoms appear including, enlarged liver and spleen, heart failure, decreased endurance, obstructive and restrictive airway disease, sleep apnea, joint stiffness, and, in some cases, central nervous system involvement. If central nervous system involvement exists, the life expectancy for patients with Hunter syndrome is typically 10-15 years of age, however, some patients can survive into the fifth or sixth decade of life. TKT believes there are approximately 2,000 patients worldwide afflicted with Hunter syndrome in countries where reimbursement may be possible.

Additional information about Hunter syndrome is available online at http://www.hunterpatients.com.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+	44 1256 894 160
	Brian Piper (North America)	+	1 484 595 8252
Media	Jessica Mann (Rest of the World)	+	44 1256 894 280
	Matthew Cabrey (North America)	+	1 484 595 8248

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire's Attention Deficit & Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire's ADHD franchise, government regulation and approval, including but not limited to Health Canada's suspension of ADDERALL XR sales in Canada and the expected product approval dates of METHYPATCH® (MTS) (ADHD), SPD503 (ADHD), SPD465 (ADHD), SPD476 (ulcerative colitis), SPD 480 (ulcerative colitis) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Agency in the United States, Shire's ability to secure new products for development and other risks and uncertainties detailed from time to time in Shire's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004.